October 4, 2018

Jeff Miller

[Delivered Electronically]

Re: Offer of Employment

Dear Jeff,

On behalf of Synchronoss Technologies, Inc. (the Company), I am pleased to offer you regular full-time employment with the Company to serve in the position of Chief Revenue Officer. You will report directly to the Company’s President and CEO, Glenn Lurie. This offer is contingent upon our completion of your background check with acceptable results.

I am also pleased to inform you that, in your role as Chief Revenue Officer, you will be a Tier 1 Executive of the Company. As a Tier 1 Executive of the Company, your employment will be governed by the terms and conditions of the Tier 1 Executive Employment Plan, a copy of which is attached hereto. As such, you will receive the benefits and be subject to the obligations set forth in the attached Plan.

Your annual base salary for this position will be $385,000. You will also be eligible for a discretionary annual target bonus of 100% of your base salary based upon the achievement of certain company and individual objectives to be established and approved by the Board of Directors or its Compensation Committee. For 2018, your target bonus will be pro-rated based on your start date of October 22, 2018. Your compensation will be paid in accordance with the Company’s regular payroll practices, subject to normal payroll taxes and other applicable deductions. Your position will be classified as exempt from the overtime and other requirements under federal and state law.

In addition, you will receive in initial equity grant with a value of $1.0 million. The initial equity grant will consist of 75% time-based Restricted Stock Awards (RSAs) and 25% time-based Stock Options.

a)
The time-based restricted stock award (“RSAs”) is granted under the Synchronoss 2017 New Hire Incentive Plan (the “Incentive Plan”) pursuant to the Company’s Restricted Stock Award agreement (the “RSA Agreement”).  The RSAs shall be granted on the later date of your Commencement Date or approval of the Board of Directors or Compensation Committee.  This date shall be known as the “Grant Date”.  The number of RSAs granted will be based on the Company’s stock price as of the date of the grant. Subject to your continued employment on each vesting date, RSAs shall vest 25% of the shares on the first anniversary of the Grant Date of the award and 1/16 each quarter thereof.

b)
The time-based Stock Option award (“Stock Options”) is granted under the Synchronoss 2017 New Hire Incentive Plan (the “Incentive Plan”) pursuant to the Company’s Stock Option Award agreement (the “Stock Option Agreement”).  The Stock Options shall be granted on the later date of your Commencement Date or approval of the Board of Directors or Compensation Committee.  This date shall be known as the “Grant Date”.  The number of options granted will be based on the Black Scholes value of the Company’s stock price as of the date of the grant. Subject to your continued employment on each vesting date,

Stock Options shall vest 25% of the shares on the first anniversary of the Grant Date of the award and 1/48 each month thereafter.

As an employee of the Company, you will have access to certain confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you agree to sign the Company’s standard Proprietary Information and Innovation Agreement as a condition of your employment. Also, in order to comply with the Immigration Reform and Control Act of 1986, it will be necessary for you to provide documentation verifying your employment eligibility at the commencement of your employment.

We look forward to having you starting your new position on October 22, 2018. Please be aware that you retain the option, as does Synchronoss, of ending your employment with Synchronoss at any time, with or without notice and with or without cause. As such, your employment with Synchronoss is at-will and neither this nor any other oral or written representations may be considered a contract for any specific period of time.

Should you have any questions, please do not hesitate to contact us. If this offer is acceptable to you, please sign below and return it to me via email at kevin.hunsaker@synchronoss.com.

We are excited about the possibility of you joining us and look forward to your contributions to our mission.

Regards,

Kevin Hunsaker
Chief People Officer

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